Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Announces COVID-19 Communication Plan;

Also Reports Preliminary First Quarter 2020 Results

PITTSBURGH, April 27, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today announced its intention to provide monthly updates to the investment community for the foreseeable future through a press release as well as a conference call and related webcast. The company plans to issue its next monthly business update on May 20, 2020.

President and CEO Leroy Ball said, “We have significantly increased our communication with many stakeholders—which include our employees, customers, suppliers and banking group—during this period of great uncertainty.  Toward that end, we are increasing our frequency of communication to the public investment markets.  In a global crisis like the COVID-19 pandemic, we believe that ninety days is too long between business updates considering the frequency and magnitude of market movements.  It is my hope that by providing more frequent dialogue, all stakeholders will have the most up-to-date information to inform their decision making.”

Koppers believes its long-term prospects remain attractive given its industry-leading position, end markets served and proven business strategy. During this unprecedented time, Koppers purpose—protecting what matters; preserving the future—has never been more meaningful.  The company has mobilized to support the global response by continuing to supply essential products and services that help to maintain critical rail transportation and utility infrastructure.

Koppers remains focused on successfully navigating through this unprecedented period by aligning its business with the following key priorities:

•	Protecting the health and safety of employees, customers and supply chain partners.
•	Providing critical products and ongoing support to its essential customer base.
•	Maintaining adequate liquidity and financial flexibility.
•	Providing frequent and accurate communication to key stakeholders.
•	Advancing key initiatives in order to emerge stronger from the crisis.

Due to the uncertainty of the scope, duration and impact of the pandemic, the company is currently unable to reasonably estimate its annual financial performance and is withdrawing previously communicated 2020 financial guidance, which was provided on February 27, 2020.

Mr. Ball stated, “It is impossible to confidently forecast the immediate future of our business, given the uncertainty of when businesses can begin to reopen and return toward pre-pandemic levels.  Due to the extreme uncertainty surrounding most major markets, we are withdrawing any future earnings guidance until further notice.  From a big-picture perspective, I am encouraged by both our nearly universal designation as an ‘essential’ business and the performance of our core wood technology business during these volatile and unpredictable times.

“We are dealing with new norms in our world, our personal lives, and our business and we deeply appreciate the hard work and dedication of our employees as they remain steadfast in serving our customers and providing mission-critical products and services.  Our heartfelt concern goes to those who have contracted the COVID-19 virus, and we salute the courage and empathy of the healthcare community worldwide.  Looking beyond COVID-19, we believe there will be opportunities for long-term growth and by protecting our employees, managing our operations and aligning our cost structure in support of our business priorities, we will be well prepared to emerge from this global crisis even stronger.”

For the first quarter of 2020, Koppers reported preliminary net loss attributable to Koppers of $1.4 million, or $(0.07) per diluted share, compared to net income of $11.5 million, or $0.56 per diluted share, in the prior year quarter.  Beginning in 2020, results from the pending divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period. Preliminary net income from continuing operations attributable to Koppers for the first quarter of 2020 was $1.9 million, or $0.09 per diluted share, compared to $9.7 million, or $0.47 per diluted share, in the prior year quarter.

The preliminary adjusted net income and adjusted earnings per share (EPS) from continuing operations were $9.9 million and $0.47 per share for the first quarter of 2020, compared to $11.2 million and $0.54 per share in the prior year quarter, respectively.

Adjustments to pre-tax income totaled $10.6 million for the first quarter of 2020, compared with $3.8 million for the prior year quarter. For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

The preliminary operating profit was $13.6 million, or 3.4 percent, compared with $24.3 million, or 6.4 percent, in the prior year period.  The operating profit margin is calculated as a percentage of sales.

For the first quarter of 2020, preliminary adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $37.6 million, or 9.4 percent, compared with $40.8 million, or 10.8 percent, in the prior year quarter.  The adjusted EBITDA margin is calculated as a percentage of sales.

Additional items excluded from adjusted EBITDA in the first quarter of 2020 totaled $10.0 million of pre-tax charges, compared with $2.3 million in the prior year quarter.  For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

Consolidated sales, on a preliminary basis, were $401.9 million for the first quarter of 2020, an increase of $25.0 million, or 6.6 percent, from sales of $376.9 million in the prior year quarter.  Excluding a negative impact from foreign currency translation of $6.3 million, sales were higher by $31.3 million, or 8.3 percent.

The Railroad and Utility Products and Services (RUPS) performance reflected a generally favorable demand environment with increased crosstie volumes and favorable pricing in its commercial crosstie business as well as higher volumes of utility poles, partially offset by continued weaker demand in its Railroad Structures and Recovery Resources businesses.  The Performance Chemicals (PC) segment reported higher sales and profitability, on an adjusted basis, driven by organic growth as well as market share gains primarily in North America and lower year-over-year raw material costs, partially offset by lower demand in its European business.  The Carbon Materials and Chemicals (CMC) business was negatively affected by softening demand in the global aluminum markets, and lower pricing and inventory write-downs due to the steep decline in oil prices.

Mr. Ball commented, “I am pleased to report that, despite dealing with an incredibly fluid business environment brought on by the global pandemic, we completed the first quarter with only one of more than 2,100 global employees testing positive with COVID-19, and 31 of our 33 facilities worldwide continuing to operate without restriction, after being designated as ‘essential’ by the various jurisdictions in which we are located.  Also important is that many of the suppliers and service providers in our network are likewise deemed to be in the ‘essential’ business category.  Koppers is proud to do its part to keep railroads running safely so they can deliver critical shipments of food and other supplies; enable utilities to continue to keep homes and businesses powered to provide light, heat, and digital connectivity; and serve construction markets with products to maintain critical infrastructure.

“Our results for the first quarter are more encouraging than they may appear, once you examine the underlying fundamentals.  The core businesses of wood treatment and wood treatment chemicals, on a combined basis, exceeded prior year profitability by 11 percent.  Those gains, however, were negated by tough conditions in our Australian carbon products business, driven by lower Asian benchmark pricing and lower oil prices.  Additionally, our Railroad Structures bridge inspection and repair business encountered extreme difficulty working through various state restrictions meant to contain the spread of COVID-19.  On balance, it is important to note that our focus on serving customers in the wood preservation markets helped to lessen impact of these headwinds and kept our results from experiencing a more dramatic decline.”

First-Quarter Preliminary Financial Performance

•

Sales for RUPS of $190.0 million increased by $23.9 million, or 14.4 percent, compared to sales of $166.1 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $1.0 million, sales increased by $24.9 million, or 15.0 percent, from the prior year quarter.  The sales increase was primarily due to higher volumes in Class I and commercial crosstie markets, and domestic and Australian utility pole markets as well as favorable pricing in the commercial crosstie market, partially offset by lower demand in maintenance-of-way businesses and an unfavorable foreign currency impact.  Preliminary operating profit for the first quarter was $9.2 million, or 4.8 percent, compared with operating profit of $8.7 million, or 5.2 percent, in the prior year quarter.  Preliminary adjusted EBITDA for the first quarter was $13.4 million, or 7.1 percent, compared with $14.3 million, or 8.6 percent, in the prior year quarter.  The lower profitability was primarily due to a decrease in the maintenance-of-way business and work restrictions related to additional COVID-19 safety protocols, partially offset by stronger demand in the treated wood markets for crossties and utility poles.

•

Sales for PC of $111.4 million increased by $12.4 million, or 12.5 percent, compared to sales of $99.0 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $1.9 million, sales increased by $14.3 million, or 14.4 percent, from the prior year quarter.  Despite the global pandemic, sales increased due to higher demand for copper-based preservatives in North America from organic growth as well as new customer volumes, partially offset by lower demand in Europe and an unfavorable currency impact.  Preliminary operating profit was $4.1 million, or 3.7 percent, for the first quarter, compared with $12.8 million, or 12.9 percent, in the prior year quarter.  The year-over-year decrease was due to $11.0 million of mark-to-market copper hedging losses when comparing the quarters of each year, as well as insurance proceeds received in the prior year period.  Preliminary adjusted EBITDA was $17.0 million, or 15.3 percent, for the first quarter, compared with $15.5 million, or 15.7 percent, in the prior year quarter.  The year-over-year increase in profitability was due to higher sales volumes and lower year-over-year raw material prices.

•

Sales for CMC totaling $100.5 million decreased by $11.3 million, or 10.1 percent, compared to sales of $111.8 million in the prior year quarter. Excluding an unfavorable impact from foreign currency translation of $3.4 million, sales decreased by $7.9 million, or 7.1 percent, from the prior year quarter.  The decrease was due mainly to lower pricing of carbon pitch globally as well as lower sales volumes of carbon pitch in North America. Preliminary operating profit was $0.7 million, or 0.7 percent, in the first quarter, compared with $3.3 million, or 3.0 percent, in the prior year quarter.  Preliminary adjusted EBITDA was $7.0 million, or 7.0 percent in the first quarter, compared with $11.5 million, or 10.3 percent, in the prior year quarter.  The profitability declined from prior year due to a weaker demand environment, inventory write-downs, and ongoing pricing pressures.

•	Capital expenditures for the three months ended March 31, 2020, were $10.6 million compared with $11.0 million for the prior year period.
•

At March 31, 2020, total debt was $953.1 million and, net of cash and cash equivalents, the net debt was $898.9 million, compared with total debt of $901.2 million and net debt of $868.2 million at December 31, 2019.  By comparison, the net debt was higher by $30.7 million, primarily due to typical first quarter working capital increases.  At March 31, 2020, the company’s net leverage ratio was 4.5.

Pending Divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited

In February, Koppers announced that it entered into a definitive agreement to sell Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), a 75-percent owned China coal tar distillation business with the remaining 25 percent owned by Yizhou Group Company Limited.

The KJCC facility, located in Pizhou City in Jiangsu Province, was shut down in the fourth quarter of 2019 for planned maintenance and remained closed through much of March 2020 due to concerns related to COVID-19.  At this time, Koppers employees in China have been reported safe and the facility is fully operational.

On April 16, 2020, the pending divestiture reached another milestone by filing for antitrust approval with China’s State Administration for Market Regulation of China (SAMR) and a decision is anticipated to be issued by June 2020.  The closing of the transaction is expected to be in August 2020, consistent with the original timeline that was previously announced.  Koppers expects to realize approximately $65 million of net cash, after taxes and expenses, and plans to apply the cash proceeds toward debt reduction.

Debt and Liquidity

As of March 31, 2020, Koppers was well within its financial covenant metrics and had $185 million of liquidity to continue operations with no major changes.  While a global economic downturn will negatively impact its earnings potential, the company has already launched several cost-reduction initiatives and contingency plans to maintain a strong foundation during this period.  Also, additional measures have been identified and can be enacted rapidly as needed to combat a longer or deeper downturn.  The company continues to intently focus on raising and conserving cash in all aspects of its operations as part of driving additional cushion in its financial covenants.  Moreover, Koppers has a track record of disciplined debt reduction and the company believes it is well positioned to navigate through the current crisis and, ultimately, capitalize on an eventual recovery.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss its business update related to the COVID-19 pandemic as well as the company’s preliminary results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10142801. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers200427.html.  (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into the internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 1-855-669-9658 for Canada toll free, or 1-412-317-0088 for international, Conference ID number 10142801. The recording will be available for replay through May 29, 2020.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; the length and extent of economic contraction as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2020	2019
(Dollars in millions)	(Preliminary)
Net sales:
Railroad and Utility Products and Services	$190.0	$166.1
Performance Chemicals	111.4	99.0
Carbon Materials and Chemicals	100.5	111.8
Total	$401.9	$376.9
Operating profit (loss):
Railroad and Utility Products and Services	$9.2	$8.7
Performance Chemicals	4.1	12.8
Carbon Materials and Chemicals	0.7	3.3
Corporate Unallocated	(0.4)	(0.5)
Total	$13.6	$24.3
Operating profit margin:
Railroad and Utility Products and Services	4.8%	5.2%
Performance Chemicals	3.7%	12.9%
Carbon Materials and Chemicals	0.7%	3.0%
Total	3.4%	6.4%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.9	$4.8
Performance Chemicals	4.5	4.9
Carbon Materials and Chemicals	4.1	3.9
Total	$13.5	$13.6
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$13.4	$14.3
Performance Chemicals	17.0	15.5
Carbon Materials and Chemicals	7.0	11.5
Corporate Unallocated	0.2	(0.5)
Total	$37.6	$40.8
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	7.1%	8.6%
Performance Chemicals	15.3%	15.7%
Carbon Materials and Chemicals	7.0%	10.3%
Total	9.4%	10.8%

(1)	The tables below describe the adjustments to EBITDA for the quarters ended March 31, 2020 and 2019, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
					(Preliminary)
Operating profit (loss)	$9.2	$4.1	$0.7	$(0.4)	$13.6
Other income (loss)	(0.3)	0.5	(0.4)	0.6	0.4
Depreciation and amortization	4.9	4.5	4.1	0.0	13.5
EBITDA with noncontrolling interest	$13.8	$9.1	$4.4	$0.2	$27.5
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	2.7	0.0	2.7
Non-cash LIFO benefit	(0.4)	0.0	(0.1)	0.0	(0.5)
Mark-to-market commodity hedging	0.0	7.9	0.0	0.0	7.9
Adjusted EBITDA	$13.4	$17.0	$7.0	$0.2	$37.6

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated

Operating profit (loss)	$8.7	$12.8	$3.3	$(0.5)	$24.3
Other income (loss)	(0.2)	0.9	(0.1)	0.0	0.6
Depreciation and amortization	4.8	4.9	3.9	0.0	13.6
Depreciation in impairment and restructuring charges	0.0	0.0	0.2	0.0	0.2
EBITDA with noncontrolling interest	$13.3	$18.6	$7.3	$(0.5)	$38.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.2	0.0	4.2
Non-cash LIFO expense	1.0	0.0	0.0	0.0	1.0
Mark-to-market commodity hedging	0.0	(3.1)	0.0	0.0	(3.1)
Adjusted EBITDA	$14.3	$15.5	$11.5	$(0.5)	$40.8

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2020	2019
	(Preliminary)
Net (loss) income	$(2.5)	$12.4
Interest expense	14.0	16.2
Depreciation and amortization	13.5	13.6
Depreciation in impairment and restructuring charges	0.0	0.2
Income taxes	(1.8)	(1.2)
Loss (income) from discontinued operations	4.4	(2.7)
EBITDA with noncontrolling interests	27.6	38.5
Unusual items impacting net income
Impairment, restructuring and plant closure costs	2.7	4.3
Non-cash LIFO (benefit) expense	(0.6)	1.1
Mark-to-market commodity hedging	7.9	(3.1)
Total adjustments	10.0	2.3
Adjusted EBITDA	$37.6	$40.8

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2020	2019
	(Preliminary)
Net (loss) income attributable to Koppers	$(1.4)	$11.5
Unusual items impacting net income
Impairment, restructuring and plant closure costs	3.3	5.9
Non-cash LIFO (benefit) expense	(0.6)	1.0
Mark-to-market commodity hedging	7.9	(3.1)
Total adjustments	10.6	3.8
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(2.6)	(2.3)
Noncontrolling interests	(1.1)	0.9
Effect on adjusted net income	6.9	2.4
Adjusted net income including discontinued operations	5.5	13.9
Loss (income) from discontinued operations	4.4	(2.7)
Adjusted net income attributable to Koppers	$9.9	$11.2

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2020	2019
	(Preliminary)
Net (loss) income attributable to Koppers	$(1.4)	$11.5
Adjusted net income attributable to Koppers	$9.9	$11.2
Denominator for diluted earnings per share (in thousands)	21,315	20,881
Earnings per share:
Diluted (loss) earnings per share	$(0.07)	$0.56
Adjusted earnings per share	$0.47	$0.54

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Twelve months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Preliminary)
Total Debt	$953.1	$901.2	$959.1	$1,007.2	$1,012.7
Less: Cash	54.2	33.0	40.7	42.1	38.1
Net Debt	$898.9	$868.2	$918.4	$965.1	$974.6
Adjusted EBITDA	$197.9	$201.1	$206.6	$203.4	$191.5
Net Leverage Ratio	4.5	4.3	4.4	4.7	5.1

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Preliminary)
Net income	$52.4	$67.4	$44.8	$31.4	$18.0
Interest expense	59.8	61.9	63.4	62.2	60.2
Depreciation and amortization	54.3	54.6	53.5	52.0	52.6
Income tax provision	(0.6)	0.0	11.9	17.7	15.5
Discontinued operations, net of tax	3.4	(3.7)	(5.7)	(1.4)	(3.4)
EBITDA with noncontrolling interests	169.3	180.2	167.9	161.9	142.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	18.8	20.4	26.1	27.2	23.5
Non-cash LIFO expense	2.8	4.5	11.2	11.6	12.0
Mark-to-market commodity hedging	7.0	(4.0)	1.3	1.1	0.3
Acquisition and exit activity related costs	0.0	0.0	0.1	1.6	12.8
Adjusted EBITDA with noncontrolling interests	$197.9	$201.1	$206.6	$203.4	$191.5